Exhibit D

REGISTRATION RIGHTS AGREEMENT

by and among

Anheuser-Busch InBev SA/NV

and

the Holders (as defined herein)

Dated as of October 10, 2016

i

THIS REGISTRATION RIGHTS AGREEMENT is made and entered into as of October 10, 2016 by and among ANHEUSER-BUSCH INBEV SA/NV, a public limited liability company (société anonyme/naamloze vennootschap) incorporated under the laws of the Kingdom of Belgium (the “Company”) and the Restricted Shareholders listed on Schedule 1 hereto (together with any other holders or beneficial owners of Restricted Shares and/or their Permitted Transferees that accede as parties to this Agreement in accordance with Section 12, the “Holders” and individually, each a “Holder”).

RECITALS

WHEREAS, in connection with the consummation of the transactions contemplated by the Co-operation Agreement, dated as of November 11, 2015 and as amended from time to time (the “Co-operation Agreement”), between Anheuser-Busch InBev SA/NV, a public limited liability company (société anonyme/naamloze vennootschap) incorporated under the laws of the Kingdom of Belgium and predecessor in interest to the Company, and SABMiller plc, a public limited company incorporated in England and Wales, the parties hereto desire to enter into this Agreement in order to grant certain registration rights to the Holders in respect of their Registrable Securities as set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1.           Definitions.

(a)          As used in this Agreement, the following terms shall have the following meanings:

“ADSs” means American Depositary Shares representing Ordinary Shares.

“Affiliate” of a Person has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Agreement” means this Registration Rights Agreement, as amended, modified or supplemented from time to time, in accordance with the terms hereof, together with any exhibits, schedules or other attachments hereto.

“Articles of Association” means the articles of association of the Company adopted by the Company’s general meeting of shareholders held on September 28, 2016, as the same may be amended from time to time.

“Automatic Shelf Registration Statement” means a Shelf Registration Statement that is an “automatic shelf registration statement” as defined in rule 405 under the Securities Act.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the City of New York, New York.

“Company” has the meaning set forth in the Preamble and includes the Company’s Successors by merger, acquisition, reorganization or otherwise.

“Controlling Person” has the meaning set forth in Section 10(a).

“Conversion Securities” means Ordinary Shares acquired upon the conversion of Restricted Shares in accordance with Article 7 of the Articles of Association, together with any ADSs which represent such Ordinary Shares.

“Covered Person” has the meaning set forth in Section 10(a).

“Deferred Share Entitlements” means the entitlements purchased by each of María Asuncion Aramburuzabala and Valentín Diez Morodo on 5 June 2013, to acquire, in aggregate, the equivalent of approximately 23.1 million ordinary shares of the Company.

“Demand Registration” has the meaning set forth in Section 3(a).

“Demand Registration Request” has the meaning set forth in Section 3(a).

“Depositary” means the depositary from time to time with respect to the ADSs.

“Early Transfer Notice” means, in respect of Pledged Shares, a written notice delivered to the Company by a Pledgee, Receiver or a Restricted Transferee of such Pledged Shares, notifying the Company that (x) the Pledgee or Receiver of such Pledged Shares has enforced or commenced enforcement action with respect to its Pledge over such Pledged Shares and (y) such Pledgee, Receiver or a Restricted Transferee wishes to exercises its registration rights; provided that such Early Transfer Notice shall only be deemed effective if (i) such Pledged Shares have become unconditionally convertible into Conversion Securities pursuant to the Articles of Association and (ii) the Person that delivered such notice shall have acceded hereto as a Holder pursuant to Section 12.

“Eligible Holder” means a Holder or a group of Holders that holds, in aggregate, at least the lesser of (i) US$ 2.5 billion in market value of the Company’s equity securities (assuming for purposes of this calculation that one Restricted Share has the same market value as one Ordinary Share), and (ii) 1.5% of the Company’s outstanding share capital (excluding treasury shares) on the date a Request is made.

“EU Market Abuse Regulation” means Regulation (EU) No 596/2014.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expiration Date” means the first Business Day falling on or after the earlier of (x) October 10, 2021, (y) the first day on which all Holders have the right to convert their Restricted Shares into Conversion Securities in accordance with the Articles of Association and (z) the first day on which the Company has received effective Early Transfer Notice(s) in respect of Pledged Shares representing, in aggregate, at least the lesser of (i) US$ 2.5 billion in market value of the Company’s equity securities (assuming for purposes of this calculation that one

Pledged Share has the same market value as one Ordinary Share), and (ii) 1.5% of the Company’s outstanding share capital (excluding treasury shares).

“Governmental Entity” means any United States or foreign (i) federal, state, local, municipal or other government, (ii) governmental or quasi-governmental entity of any nature (including, without limitation, any governmental agency, branch, department, official or entity and any court or other tribunal) or (iii) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including, without limitation, any arbitral tribunal.

“Holder” has the meaning set forth in the Preamble.

“Notifying Holder” has the meaning set forth in Section 2(f).

“Ordinary Shares” has the meaning given in the Articles of Association.

“Permitted Transferee” means any Person that has properly acquired Restricted Shares, Conversion Securities, or any interests therein or any rights relating thereto pursuant to Article 7.3 of the Articles of Association, and any Restricted Transferee.

“Person” means any natural person, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, foundation, unincorporated organization or government or other agency or political subdivision thereof.

“Piggyback Registration” has the meaning set forth in Section 4(a).

“Piggyback Shelf Registration Statement” has the meaning set forth in Section 4(a).

“Piggyback Shelf Takedown” has the meaning set forth in Section 4(a).

“Pledge” has the meaning given in the Articles of Association.

“Pledged Share” means a Restricted Share that is the subject of a Pledge to which a Pledge Consent (as defined in the Articles of Association) has been given.

“Pledgee” has the meaning given in the Articles of Association.

“Prospectus” means the prospectus or prospectuses (whether preliminary or final) included in any Registration Statement and relating to Registrable Securities, as amended or supplemented and including all material incorporated by reference in such prospectus or prospectuses.

“Receiver” has the meaning given in the Articles of Association.

“Request” means a Shelf Registration Request or a Demand Registration Request, as applicable.

“Registrable Securities” means, at any time, (i) any Conversion Securities held or beneficially owned by any Holder (including, for the avoidance of doubt, any ADSs representing

Conversion Securities) and (ii) any securities issued by the Company after the date hereof in respect of the Conversion Securities by way of a share dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares or other similar event (it being understood that, for purposes of this Agreement, a Person shall be deemed to be a Holder of Registrable Securities whenever such Person in its sole discretion has the right to then acquire or obtain from the Company any Registrable Securities, whether or not such acquisition has actually been effected); provided, however, that as to any particular Registrable Securities, such securities shall cease to constitute Registrable Securities for all purposes of this Agreement when such securities (a) have been sold pursuant to an effective Registration Statement or in compliance with Rule 144 under the Securities Act, (b) have been sold in a transaction where a subsequent public distribution of such securities would not require registration under the Securities Act, (c) are eligible for sale pursuant to Rule 144 under the Securities Act without limitation thereunder on volume or manner of sale, (d) are not outstanding or (e) have been transferred in violation of the Articles of Association (or any combination of clauses (a), (b), (c), (d) and (e)), and the Company’s obligations regarding Registrable Securities hereunder shall cease to apply with respect to such securities.

“Registration Expenses” means the costs and expenses of any registration or sale hereunder, other than Selling Expenses (as hereinafter defined).  Registration Expenses shall include, without limitation, (i) transfer agent’s and registrar’s fees, (ii) the fees and disbursements of counsel for the Company, (iii) all fees and expenses incurred by the Company in connection with any “road show” for underwritten offerings of Registrable Securities, including the Company’s and its representatives’ costs of travel, lodging and meals and (iv) the fees and disbursements of independent certified public accountants and other advisors retained directly by the Company (including the fees and disbursements associated with the preparation of any customary comfort letters to be provided by the auditors to the Company).

“Registration Statement” means any registration statement of the Company under the Securities Act which covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, all amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all documents incorporated by reference in such Registration Statement.

“Restricted Shareholder” has the meaning given in the Articles of Association.

“Restricted Shares” has the meaning given in the Articles of Association.

“Restricted Transferee” has the meaning given in the Articles of Association.

“Rule 144” means Rule 144 under the Securities Act, as in effect from time to time, or any successor rule thereto.

“SEC” means the Securities and Exchange Commission or any successor agency administering the Securities Act and the Exchange Act at the time.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses” means, in relation to any registration or sale by or for the benefit of any holder of Registrable Securities, (i) any SEC or other registration fees (or equivalent fees in any other jurisdiction, including any fees under Section 7(a)(iv)) for any Registrable Securities registered for the benefit of such Holder, (ii) any fees of the Financial Industry Regulatory Authority in connection with Registrable Securities registered for the benefit of such Holder, (iii) any fees of the Depositary in connection with the registration or sale of any ADSs registered for the benefit of such Holder or in connection with the deposit of Ordinary Shares in exchange for ADSs, (iv) any stamp duty, stock transfer or similar transaction tax arising out of the sale of such Registrable Securities, (v) any underwriting fees, discounts and selling commissions to be paid to any underwriter, agent, dealer or other financial intermediary, (vi) such Holder’s own selling and marketing expenses including (in the case of a Shelf Registration or a Demand Registration) the costs of printing and distributing any Prospectus in preliminary or final form as well as any supplements thereto, (vii) all fees and expenses incurred by such Holder (but not the Company) in connection with any “road show” for underwritten offerings of Registrable Securities, including such Holder’s own costs of travel, lodging and meals and (viii) any fees and out of pocket expenses of any legal counsel, underwriter, agent, dealer or other financial intermediary for such Holder or its advisors.

“Shelf Registration” has the meaning set forth in Section 2(b).

“Shelf Registration Statement” means a Registration Statement on Form F-3 or any then appropriate form for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, as in effect from time to time, or any successor rule thereto.

“Shelf Takedown” has the meaning set forth in Section 2(f).

“Successor” has the meaning given in the Articles of Association.

“Suspension” has the meaning set forth in Section 6(a).

“Suspension Notice” has the meaning set forth in Section 6(b).

“Termination Date” means the first date on which there is no Holder of Registrable Securities (together with its Permitted Transferees) that owns more than the lesser of (i) US$ 2.5 billion in market value of the Company’s equity securities (assuming for purposes of this calculation that one Restricted Share has the same market value as one Ordinary Share), and (ii) 1.5% of the Company’s outstanding share capital (excluding treasury shares); provided that in the circumstances described in Section 7(g), the Termination Date shall be deemed not to have occurred until completion of the offering contemplated thereby.

“transfer” means, when used as a noun, any direct or indirect, voluntary or involuntary, sale, contribution, offer, grant of option, disposal, pledge, charge, assignment, mortgage, grant of lien or any security interest or other transfer (including the creation of any derivative or synthetic interest, including a participation or other similar interest) and, when used as a verb, voluntarily to directly or indirectly sell, contribute, offer, grant any option, otherwise dispose of, pledge, charge, assign, mortgage, grant any lien or any security interest on or otherwise transfer, in any case, whether by operation of law or otherwise.

“Underwriting Agreement” means any agreement providing for a distribution of securities in which the distributor would be deemed to be an “underwriter” for purposes of Section 2(a)(11) of the Securities Act and the interpretations of the SEC thereunder.

“underwritten offering” means an offering of securities pursuant to a Registration Statement conducted by one or more underwriters pursuant to the terms of an Underwriting Agreement.

“Underwritten Shelf Takedown” has the meaning set forth in Section 2(f).

“Underwritten Shelf Takedown Notice” has the meaning set forth in Section 2(f).

“WKSI” means a “well known seasoned issuer” as defined in Rule 405 under the Securities Act.

(b)          In addition to the above definitions, unless the context requires otherwise:

(i)          any reference to any statute, regulation, rule or form as of any time shall mean such statute, regulation, rule or form as amended or modified and shall also include any successor statute, regulation, rule or form, as amended, from time to time;

(ii)          the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, in each case notwithstanding the absence of any express statement to such effect, or the presence of such express statement in some contexts and not in others;

(iii)          references to “Section” are references to Sections of this Agreement;

(iv)          words such as “herein”, “hereof’, “hereinafter” and “hereby” when used in this Agreement refer to this Agreement as a whole; and

(v)          references to “dollars” and “$” mean U.S. dollars.

Section 2.           Shelf Registration.

(a)          Qualification to Register.  The Company shall use its best efforts to qualify and remain qualified to register securities pursuant to a registration statement on Form F-3 (or any successor form) under the Securities Act.

(b)          WKSI F-3 Filing.  If the Company is eligible to use Form F-3 and is a WKSI, then following the receipt by the Company of a written notice of a request in respect of a Shelf Registration Statement (a “Shelf Registration Request”) from any Holder or group of Holders which (singly or in aggregate) are Eligible Holders at the time such Shelf Registration Request is made, the Company shall use its best efforts to prepare and file with the SEC an Automatic Shelf Registration Statement for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, as in effect from time to time, or any successor rule thereto (a “Shelf Registration”) so that such Automatic Shelf Registration Statement becomes effective under the Securities Act on or before the later of (i) the date which is 30 days after the date the Company receives the Shelf Registration Request and (ii) the Expiration Date.

(c)          Non-WKSI F-3 Filing.  If the Company is eligible to use Form F-3 but is a not a WKSI, then following the receipt by the Company of a Shelf Registration Request from a Holder or group of Holders which (singly or in aggregate) are Eligible Holders at the time such Shelf Registration Request is made, the Company shall use its best efforts (x) to prepare and file with the SEC a Shelf Registration Statement for a Shelf Registration on or before the later of (i) the date which is 45 days after the date the Company receives the Shelf Registration Request and (ii) the date which is two months before the Expiration Date and (y) to cause the Shelf Registration Statement to become effective under the Securities Act on or before the later of (i) the date which is two months after the date the Company receives the Shelf Registration Request and (ii) the Expiration Date.

(d)          Effectiveness.  The Company shall use its best efforts to keep any Shelf Registration Statement that becomes effective under the Securities Act or is declared effective by the SEC continuously effective and in compliance with the Securities Act and useable for the resale of Registrable Securities for the time period specified in the applicable Shelf Registration Request but for no time period longer than the period ending on the earliest of (A) the date on which all Registrable Securities covered by such Shelf Registration have been sold pursuant to such Shelf Registration Statement, (B) the date as of which there are no longer any Registrable Securities covered by such Shelf Registration Statement in existence, (C) the date on which such Shelf Registration Statement expires (provided that the Company shall renew such Shelf Registration Statement upon such expiration) and (D) the Termination Date.

(e)          Additional Registrable Securities; Additional Selling Stockholders.  Subject to Section 6, at any time and from time to time that a Shelf Registration Statement is effective, if a Holder of Registrable Securities requests (i) the registration under the Securities Act of additional Registrable Securities pursuant to such Shelf Registration Statement or (ii) that such Holder be added as a selling shareholder in such Shelf Registration Statement, the Company shall as promptly as practicable amend or supplement the Shelf Registration Statement to cover such additional Registrable Securities and/or Holder.

(f)          Right to Effect Shelf Takedowns.  Subject to Section 6, at any time and from time to time when a Shelf Registration Statement is effective and until the Termination Date, each Holder shall be entitled to sell any or all of the Registrable Securities covered by such Shelf Registration Statement (a “Shelf Takedown”), but only upon not less than fifteen (15) Business Days’ prior written notice (an “Underwritten Shelf Takedown Notice,” and the Holder or group of Holders delivering such Underwritten Shelf Takedown Notice, the “Notifying Holder(s)”) to the Company if such takedown is to be underwritten (an “Underwritten Shelf Takedown”).  The Notifying Holder(s) shall be entitled to issue an Underwritten Shelf Takedown Notice only if the number of Registrable Securities included in such Underwritten Shelf Takedown would reasonably be expected to yield aggregate gross proceeds to the Notifying Holder(s) of at least US$200,000,000 (based on the then-current market prices).  No later than five (5) Business Days after receipt of an Underwritten Shelf Takedown Notice, the Company shall give written notice to each Holder of Registrable Securities that, to its knowledge, holds (together with its Permitted Transferees) at least 1.0% of the Company’s outstanding share capital and the Company shall include in such Underwritten Shelf Takedown all Registrable Securities with respect to which the Company has received a written request for inclusion therein from a Holder within five (5) Business Days of the Company’s notice pursuant to this sentence.  Each Holder shall give the Company prompt written notice of the consummation of any Shelf Takedown that is not underwritten.

(g)          Priority on Underwritten Shelf Takedowns.  The Company may include Ordinary Shares other than Registrable Securities in an Underwritten Shelf Takedown for any accounts (including for the account of the Company) on the terms provided below, but only with the consent of the managing underwriters of such offering and the Notifying Holder(s) (such consent not to be unreasonably withheld, conditioned or delayed).  Subject to such consent having been received, if the managing underwriters of such Underwritten Shelf Takedown advise the Company and the Notifying Holder(s) in writing that, in their opinion, the number of Ordinary Shares proposed to be included in such Underwritten Shelf Takedown, including all Registrable Securities and all other Ordinary Shares proposed to be included in such offering, exceeds the number of Ordinary Shares which can reasonably be expected to be sold in such offering without adversely affecting the success of the offering (including the price per share, timing or distribution of the Ordinary Shares proposed to be sold in such offering), the Company shall include in such Underwritten Shelf Takedown:  (i) first, the Registrable Securities proposed to be sold by the Notifying Holder(s) in such offering, (ii) second, the Registrable Securities proposed to be sold by any other Holder(s) requesting to participate in such offering and (iii) third, any Ordinary Shares proposed to be included therein by any other Persons (including Ordinary Shares to be sold for the account of the Company and/or any other holders of Ordinary Shares), allocated, in the case of this clause (iii), among such Persons in such manner as the Company may determine.  If more than one Holder is participating in such Underwritten Shelf Takedown and the managing underwriters of such offering determine that the number of Ordinary Shares which may be included in such offering without adversely affecting the success of the offering (including the price per share, timing or distribution of the Ordinary Shares to be sold in such offering) is less than the number of Registrable Securities proposed to be included in the Underwritten Shelf Takedown pursuant to clauses (i) and (ii) above, as applicable, then the amount of Registrable Securities so sold in such offering shall be allocated first pro rata among the participating Notifying Holders on the basis of the number of Registrable Securities initially requested to be sold by each such Notifying Holder in the offering and then, if there remain available any Registrable Securities to be sold, pro rata among any other Holders requesting to participate in the offering.  The provisions of this paragraph (g) apply only to an offering that a Holder has requested be an Underwritten Shelf Takedown.

(h)          Selection of Underwriters.  The Notifying Holder(s) shall jointly (i) select the investment banking firm or firms to act as the managing underwriter or underwriters in connection with such offering and (ii) otherwise jointly manage and direct all decisions required for effecting such Underwritten Shelf Takedown; provided that any investment banking firm or firms selected pursuant to clause (i) above shall be selected subject to the approval of the Company, which approval shall not be unreasonably withheld, conditioned or delayed and (ii) the Company shall select the investment banking firm(s) from among those nominated by the Notifying Holder(s) if the Notifying Holder(s) cannot agree on such selection.

Section 3.           Demand Registrations.

(a)          Right to Demand Registrations.  Until the Termination Date, if the Company is not eligible to use Form F-3 (or fails to comply with its obligations pursuant to Section 2(a), (b), (c) or (d)), any Holder or group of Holders which (singly or in aggregate) are, Eligible Holders at the time such request is made, by providing written notice to the Company, may request to sell all or part of its Registrable Securities pursuant to a Registration Statement on Form F-1 (a “Demand Registration”).  Each request for a Demand Registration (a “Demand Registration Request”) shall specify the number of Registrable Securities intended to be offered and sold by such Holder pursuant to the Demand Registration and the intended method of distribution thereof, including whether it is intended to be an underwritten offering.  No later than five (5) Business Days after receipt of a Demand Registration Request, the Company shall give written notice of the Demand Registration Request to all other Holders of Registrable Securities.  As promptly as practicable and no later than forty-five (45) days after receipt of a Demand Registration Request, the Company shall file a Registration Statement on Form F-1 covering all Registrable Securities (i) that have been requested to be registered in the Demand Registration Request and (ii) subject to Section 3(d), with respect to which the Company has received a written request for inclusion in the Demand Registration from a Holder no later than ten (10) Business Days after the date on which the Company has given notice to Holders of the Demand Registration Request.  The Company shall use its best efforts to cause the Registration Statement filed pursuant to this Section 3(a) to be declared effective by the SEC or otherwise become effective under the Securities Act within 60 days from the original filing date thereof.  Notwithstanding the foregoing, the Company shall not be required to effect a Demand Registration on Form F-1 unless the number of Registrable Securities included in such Demand Registration (i) would reasonably be expected to yield gross proceeds to such Holder(s) of at least US$750,000,000 (based on the then-current market prices).

(b)          Effectiveness and Withdrawal.  Upon the date of effectiveness of any Demand Registration for an underwritten offering and if such offering is priced promptly on or after such date, the Company shall use its best efforts to keep the Registration Statement filed pursuant to Section 3(a) effective for a period equal to 60 days from such date or such shorter period, which shall terminate when all of the Registrable Securities covered by such Demand Registration have been sold by the participating Holder(s).  A Holder may, by written notice to the Company, withdraw its Registrable Securities from a Demand Registration at any time prior to the effectiveness of the applicable Registration Statement.  Upon receipt of notices from Holders to such effect that would result in the number of Registrable Securities included in such Demand Registration being such that the Demand Registration is reasonably expected to yield gross proceeds to the remaining Holder(s) of less than US$750,000,000 (based on the then-current market prices), the Company may (in its sole discretion) cease all efforts to seek effectiveness of the applicable Registration Statement, unless the Company intends to effect a primary offering of securities pursuant to such Registration Statement

(c)          Underwritten Offerings.  A Holder or group of Holders making a Demand Registration Request shall be entitled to request an underwritten offering pursuant to a Demand Registration.  The Holder(s) requesting a Demand Registration shall jointly (i) select the investment banking firm or firms to act as the managing underwriter or underwriters in connection with such offering and (ii) otherwise jointly manage and direct all decisions required for effecting such Demand Registration; provided that (A) any investment banking firm or firms selected pursuant to clause (i) above shall be selected subject to the approval of the Company, which approval shall not be unreasonably withheld, conditioned or delayed and (ii) the Company shall select the investment banking firm(s) from among those nominated by the selling Holder(s) if the Holders cannot agree on such selection.

(d)          Priority on Underwritten Demand Registrations.  The Company may include Ordinary Shares other than Registrable Securities in a Demand Registration for any accounts (including for the account of the Company) on the terms provided below if such Demand Registration is an underwritten offering and only with the consent of the managing underwriters of such offering and the Holders that made such Demand Registration Request (such consent not to be unreasonably withheld, conditioned or delayed).  Subject to such consent having been received, if the managing underwriters of the requested Demand Registration advise the Company and the Holders participating in such Demand Registration that, in their opinion, the number of Ordinary Shares proposed to be included in such Demand Registration, including all Registrable Securities and all other Ordinary Shares proposed to be included in such offering, exceeds the number of Ordinary Shares which can reasonably be expected to be sold in such offering without adversely affecting the success of the offering (including the price per share, timing or distribution of the Ordinary Shares proposed to be sold in such offering), the Company shall include in such Demand Registration:  (i) first, the Registrable Securities proposed to be sold by Holders in such offering and (ii) second, any Ordinary Shares proposed to be included therein by any other Persons (including Ordinary Shares to be sold for the account of the Company and/or any other holders of Ordinary Shares), allocated, in the case of this clause (ii), among such Persons in such manner as the Company may determine If more than one Holder is participating in such Demand Registration and the managing underwriters of such offering determine that the number of Ordinary Shares which may be included in such offering without adversely affecting the success of the offering (including the price per share, timing or distribution of the Ordinary Shares to be sold in such offering) is less than the number of Registrable Securities proposed to be included in the Demand Registration pursuant to clause (i) above, then the amount of Registrable Securities so sold in such offering shall be allocated pro rata among the participating Holders on the basis of the number of Registrable Securities initially request to be sold by each such Holder in the offering.  The provisions of this paragraph (d) apply only to an offering that a Holder has requested be an underwritten Demand Registration.

Section 4.           Piggyback Registrations.

(a)          Subject to Section 4(b), whenever prior to the Termination Date the Company proposes to register any Ordinary Shares under the Securities Act (other than a registration (i) pursuant to a Registration Statement on Form S-8 (or other registration solely relating to an offering or sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit arrangement), (ii) pursuant to a Registration Statement on Form F-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) in connection with any dividend or distribution reinvestment or similar plan, (iv) of Ordinary Shares or other securities issuable or deliverable in connection with the Deferred Share Entitlements or (v) in connection with any securities issuable or deliverable upon the conversion or exchange of any convertible or exchangeable debt instruments), whether for its own account or for the account of one or more shareholders of the Company (other than the Holders of Registrable Securities) and the form of Registration Statement to be used may be used for any registration of Registrable Securities (a “Piggyback Registration”), the Company shall give at least ten (10) Business Days’ prior written notice to each Holder of Registrable Securities that, to its knowledge, holds (together with its Permitted Transferees) at least 1.0% of the Company’s outstanding share capital of its intention to effect such a registration and, subject to Sections 4(b) and 4(c), shall include in such Registration Statement and in any offering of Ordinary Shares to be made pursuant to such Registration Statement that number of Registrable Securities requested to be sold in such offering by such Holder for the account of such Holder; provided that the Company has received a written request for inclusion therein from such Holder no later than five (5) Business Days after the date on which the Company has given notice of the Piggyback Registration to Holders or, in the case of a primary offering, such shorter time as is reasonably specified by the Company in light of the circumstances; provided, further, that only Registrable Securities of the same class or classes as the securities being registered may be included.  This Agreement alone shall not be interpreted to impose on the Company any obligation to proceed with any Piggyback Registration and the Company may, in its sole discretion, abandon, terminate and/or withdraw a Piggyback Registration for any reason at any time prior to the pricing thereof.  If a Piggyback Registration is effected pursuant to a Registration Statement on Form F-3 or the then appropriate form for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (a “Piggyback Shelf Registration Statement”), the Holders of Registrable Securities shall be notified by the Company of and shall have the right, but not the obligation, to participate in any offering pursuant to such Piggyback Shelf Registration Statement (a “Piggyback Shelf Takedown”), subject to the same limitations that are applicable to any other Piggyback Registration as set forth above.

(b)          Priority on Primary Piggyback Registrations.  If a Piggyback Registration or Piggyback Shelf Takedown is initiated as a primary underwritten offering on behalf of the Company and the managing underwriters of the offering advise the Company that, in their opinion, the number of Ordinary Shares proposed to be included in such offering, including all Registrable Securities and all other Ordinary Shares proposed to be included in such offering, exceeds the number of Ordinary Shares that can reasonably be expected to be sold in such offering without adversely affecting the success of the offering (including the price per share, timing or distribution of the Ordinary Shares to be sold in such offering), the Company shall include in such Piggyback Registration or Piggyback Shelf Takedown:  (i) first, the number of Ordinary Shares that the Company proposes to sell in such offering; and (ii) second, any Ordinary Shares proposed to be included in such offering by any other Person to whom the Company has a contractual obligation to facilitate such offering (including any Registrable Securities requested to be included therein by a Holder), allocated, in the case of this clause (ii), pro rata among such Persons on the basis of the number of Ordinary Shares initially proposed to be included by each such Person in such offering, up to the number of Ordinary Shares, if any, that the managing underwriters determine can be included in the offering without otherwise materially adversely affecting the success of the offering (including the price per share, timing or distribution of the Ordinary Shares to be offered in such offering).

(c)          Priority on Secondary Piggyback Registrations.  If a Piggyback Registration or a Piggyback Shelf Takedown is initiated as an underwritten offering on behalf of a holder of Ordinary Shares to which the Company has a contractual obligation to facilitate such offering, other than Holders of Registrable Securities, and the managing underwriters of the offering advise the Company that, in their opinion, the number of Ordinary Shares proposed to be included in such offering, including all Registrable Securities and all other Ordinary Shares requested to be included in such offering, exceeds the number of Ordinary Shares which can be sold in such offering without adversely affecting the success of the offering (including the price per share, timing or distribution of the Ordinary Shares to be sold in such offering), the Company shall include in such Piggyback Registration or Piggyback Shelf Takedown:  (i) first, the number of Ordinary Shares that the Person demanding the offering pursuant to such contractual right proposes to sell in such offering; and (ii) second, any Ordinary Shares proposed to be sold for the account of the Company in such offering, any Registrable Securities requested to be included in such offering by a Holder and any Ordinary Shares proposed to be included in such offering by any other Person to which the Company has a contractual obligation to facilitate such offering, allocated, in the case of this clause (ii), pro rata among the Company, such Holders and such Persons on the basis of the number of Ordinary Shares initially proposed to be included by the Company, each such Holder and each such other Person in such offering, up to the number of Ordinary Shares, if any, that the managing underwriters determine can be included in the offering without materially adversely affecting the success of the offering (including the price per share, timing or distribution of the Ordinary Shares to be offered in such offering).

(d)          Selection of Underwriters.  If a Piggyback Registration or Piggyback Shelf Takedown is initiated as a primary or secondary underwritten offering, the Holder shall not have any rights to select the investment banking firm(s) to act as the managing underwriter(s) in connection with such offering.

(e)          Basis of Participation.  No Holder may sell Registrable Securities in any offering pursuant to its right to participate in a Piggyback Registration unless it (a) agrees to sell such Registrable Shares on the same basis provided in the Underwriting Agreement or other distribution arrangements approved by the Company and that apply to the Company or any other Holders involved in such Piggyback Registration and (b) completes and executes all questionnaires, powers of attorney, indemnities, Underwriting Agreements, lockups and other documents required under the terms of such arrangements, in the case of each of clauses (a) and (b), to the extent reasonable and customary for underwritten offerings of securities.

(f)          Notice to Other Beneficial Holders.  At substantially the same time as the Company gives notice to the Holders of a Piggyback Registration, it shall use its reasonable efforts to contact any Person that, to its knowledge, is a holder or beneficial owner of Restricted Shares in the Company representing at least 1.0% of the Company’s outstanding share capital, advising them of the right of such Person to accede to this Agreement as a Holder pursuant to Section 12, and of the ability of such Person, following its accession as a Holder, to participate in the Piggyback Registration.

Section 5.           Holdback Agreements.

(a)          Each Holder agrees that in connection with any registered underwritten offering of Ordinary Shares (or other securities convertible or exchangeable for, or otherwise representing a right to acquire or an economic interest in, Ordinary Shares) effected prior to the Termination Date for which the Holders are provided their piggyback rights, if any, in accordance with

Section 4(a), Section 4(b) and Section 4(c), and upon request from the managing underwriter(s) for such offering, such Holder shall not, without the prior written consent of such managing underwriter(s), during such period as is reasonably requested by the managing underwriter(s) (which period shall in no event be longer than three (3) days prior to and ninety (90) days after the pricing of such offering), sell, transfer, pledge, issue, grant or otherwise dispose of, directly or indirectly (including by means of a short sale), or request the registration of, any Registrable Securities (or any securities of any Person that are convertible into or exchangeable for, or otherwise represent a right to acquire, any Registrable Securities) or (y) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of holding Registrable Securities (or any securities of any Person that are convertible into or exchangeable for, or otherwise represent a right to acquire, any Registrable Securities), whether any such transaction described in clause (x) or (y) is to be settled by delivery of Registrable Securities or such other securities, in cash or otherwise.  The foregoing provisions of this Section 5(a) shall not apply to offers or sales of Registrable Securities that are included in an offering pursuant to Sections 2, 3 or 4 of this Agreement and shall be applicable to the Holders only if, for so long as and to the extent that the Company and each selling securityholder included in such offering are subject to the same restrictions.  Each Holder agrees to execute and deliver such agreements as may be reasonably requested by the managing underwriter(s) that are consistent with the foregoing provisions of this Section 5(a) and are necessary to give further effect thereto.

(b)          To the extent requested by the managing underwriter(s) for an underwritten offering pursuant to Sections 2 or 3 of this Agreement, the Company shall not, and shall cause its subsidiaries not to, effect any sale registered under the Securities Act or other public distribution of equity during such period as is reasonably requested by the managing underwriter(s) (which period shall in no event be longer than three (3) days prior to and ninety (90) days after the pricing of such offering), and the Company shall sign customary “lock up” agreements containing provisions consistent with the foregoing, other than a registration (i) pursuant to a Registration Statement on Form S-8 (or other registration solely relating to an offering or sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit arrangement), (ii) pursuant to a Registration Statement on Form F-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) in connection with any dividend or distribution reinvestment or similar plan, (iv) of Ordinary Shares or other securities issuable or deliverable in connection with the Deferred Share Entitlements or (v) in connection with any securities issuable or deliverable upon the conversion or exchange of any convertible or exchangeable debt instruments.  For the avoidance of doubt, the provisions of this Section 5(b) shall apply only in respect of an underwritten offering and only if the number of Registrable Securities to be sold in the offering would reasonably be expected to yield gross proceeds to the participating Holders(s) of at least $200,000,000 (based on the then-current market prices) in a Shelf Takedown pursuant to Section 2 or $750,000,000 (based on the then-current market prices) in a Demand Registration on Form F-1 pursuant to Section 3.

Section 6.           Suspensions.

(a)          Notwithstanding any other provision of this Agreement, the Company shall be entitled to delay or suspend the filing, effectiveness or use of a Registration Statement or

Prospectus (including by withdrawing or declining to amend any Registration Statement or Prospectus that has been filed or by declining to take any other actions otherwise required hereunder with regard to any Registration Statement or Prospectus) (a “Suspension”) (a) at such times as are required by law (including the EU Market Abuse Regulation) or (b) if either (x) the board of directors of the Company or (y) the Chief Executive Officer of the Company determines reasonably that the participation of the Company would reasonably be expected to either (i) require public disclosure of material non-public information that would not otherwise be required to be disclosed or (ii) have a material adverse effect on any pending negotiation or plan to effect a merger, acquisition, disposition, financing, reorganization, recapitalization or other similar transaction.  The Company shall provide written notice (which may be by email only to the primary email address provided by each Holder on the Counterpart hereto (or any update thereto)) to any affected Holder of the commencement and termination of any Suspension (and any withdrawal of a Registration Statement pursuant to this Section 6) (each, a “Suspension Notice”), but shall not be obligated under this Agreement to disclose the reasons therefor.  Each Holder which becomes aware of the existence of a Suspension pursuant to this Section 6 shall keep the existence of such Suspension confidential and shall immediately discontinue (and direct any other Person making offers or sales of Registrable Securities on behalf of such Holder to immediately discontinue) offers and sales of Registrable Securities pursuant to such Registration Statement or Prospectus until such time as it is advised in writing by the Company that the use of the Registration Statement or Prospectus may be resumed and, if applicable, is furnished by the Company with a supplemented or amended Prospectus as contemplated by Section 7(a)(vi).

(b)          Without the prior written consent of Holders representing 12% of the Company’s outstanding share capital (excluding treasury shares), in no event (i) may the Company implement a Suspension with respect to any Holder more than twice in any twelve-month period and (ii) shall a Suspension or Suspensions be in effect for an aggregate of 120 days or more in any twelve-month period.

Section 7.           Registration Procedures.

(a)          If and whenever the Company is required to effect the registration of any Registrable Securities pursuant to this Agreement, the Company shall use its best efforts to effect the registration and to facilitate the offering and sale of such Registrable Securities in accordance with the intended methods of disposition thereof and, pursuant thereto, the Company shall, as applicable:

(i)          use its best efforts to prepare and file with the SEC a Registration Statement with respect to such Registrable Securities, make all required filings required in connection therewith and (if the Registration Statement is not automatically effective upon filing) use its best efforts to cause such Registration Statement to become effective as promptly as practicable;

(ii)          use its best efforts to prepare and file with the SEC such amendments and supplements to any Registration Statement and the Prospectus used in connection therewith as may be necessary to comply with the applicable requirements of the Securities Act and to keep such Registration Statement effective for the relevant period hereunder, but no longer than is necessary to complete the distribution of the Registrable

Securities covered by such Registration Statement and to facilitate compliance with the applicable requirements of the Securities Act with respect to the disposition of all the Ordinary Shares covered by such Registration Statement during such period in accordance with the intended methods of disposition set forth in such Registration Statement;

(iii)          furnish to each Holder participating in the registration, such number of copies of the Prospectus included in such Registration Statement (including each preliminary Prospectus) and any supplement thereto and such other documents as such participating Holder may reasonably request, including in order to facilitate the disposition of the Registrable Securities of such Holder covered by such Registration Statement in conformity with the requirements of the Securities Act;

(iv)          use its best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such U.S. jurisdiction(s) as any Holder participating in the registration or any managing underwriter reasonably requests and do any and all other acts and things that may be necessary or reasonably advisable to enable such Holder and each underwriter, if any, to consummate the disposition of such Holder’s Registrable Securities in such jurisdiction(s); provided that the Company shall not be required to qualify generally to do business, subject itself to taxation or consent to general service of process in any jurisdiction where it would not otherwise be required to do so but for its obligations pursuant to this Section 7(a)(iv);

(v)          promptly notify each Holder participating in the registration and the managing underwriters of any underwritten offering:

(1)          each time when the Registration Statement, any pre-effective amendment thereto, the Prospectus or any Prospectus supplement or any post-effective amendment to the Registration Statement has been filed and, with respect to the Registration Statement or any post-effective amendment thereto, when the same has become effective (provided that the Company shall not be required to notify Holders of any Forms 6-K filed with the SEC that are incorporated into the Registration Statement in the ordinary course);

(2)          of any request by the SEC for amendments or supplements to the Registration Statement or the Prospectus or for any additional information regarding such Holder;

(3)          of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceedings for any such purpose; and

(4)          of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction;

(vi)          other than during a Suspension, notify each Holder participating in such registration, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of any event that would cause the Prospectus included in such Registration Statement to contain an untrue statement of a material fact or to omit any fact necessary to make the statements made therein not misleading in light of the circumstances under which they were made, and, at the request of a Holder participating in such registration, use best efforts to prepare and file with the SEC, as soon as practicable, a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made;

(vii)          in the event of the issuance of any stop order suspending the effectiveness of a Registration Statement, any order suspending or preventing the use of any related Prospectus or any suspension of the qualification or exemption from qualification of any Registrable Securities for sale in any jurisdiction, use its best efforts to promptly obtain the withdrawal or lifting of any such order or suspension;

(viii)          not file or make any amendment to any Registration Statement with respect to any Registrable Securities, or any amendment of or supplement to the Prospectus used in connection therewith, that refers to any Holder covered thereby by name or otherwise identifies such Holder as the holder of any securities of the Company without the consent of such Holder (such consent not to be unreasonably withheld or delayed), unless and to the extent such disclosure is required by law; provided that (i) each Holder shall furnish to the Company in writing such information regarding itself and the distribution proposed by it as is required for use in a Registration Statement or Prospectus and (ii) each Holder agrees to notify the Company as promptly as reasonably practicable of any inaccuracy or change in information previously furnished to the Company by such Holder or of the occurrence of any event that would cause the Prospectus included in such Registration Statement to contain an untrue statement of a material fact regarding such Holder or the distribution of such Registrable Securities or to omit to state any material fact regarding such Holder or the distribution of such Registrable Securities required to be stated therein or necessary to make the statements made therein not misleading in light of the circumstances under which they were made and to furnish to the Company, as promptly as practicable, any additional information required to correct and update the information previously furnished by such Holder such that such Prospectus shall not contain any untrue statement of a material fact regarding such Holder or the distribution of such Registrable Securities or omit to state a material fact regarding such Holder or the distribution of such Registrable Securities necessary to make the statements therein not misleading in light of the circumstances under which they were made;

(ix)          at the election of any Holder participating in such registration, to take all steps reasonably necessary to permit the deposit of such Holder’s Registrable Securities that are not then held in the form of ADSs into such depositary receipt facility as the Company may then sponsor, and to prepare and file with the SEC any amendment to an existing Registration Statement on Form F-6, if necessary, to cover any ADSs held by such Holder or that will be held by any purchaser of Registrable Securities to be sold under any Registration Statement, it being understood that any customary fees, charges and taxes payable in connection with any deposit of Registrable Securities into a depositary receipt facility then sponsored by the Company shall be borne by the Holders pro rata on the basis of the number of Registrable Securities of each Holder to be deposited in accordance with this Section 7(a)(ix);

(x)          use its best efforts to cause all such ADSs constituting Registrable Securities which are registered to be listed on each securities exchange on which the ADSs representing the Ordinary Shares are then listed and to be eligible and remain eligible for registration of the ADSs pursuant to Form F-6;

(xi)          cooperate with the relevant Holders and the Depositary to facilitate the timely delivery of ADSs (in book entry or certificated form) to be delivered pursuant to Section 7(a)(ix) above, which ADSs shall be free of all restrictive legends;

(xii)          cooperate with each Holder participating in such registration and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the FINRA, including the use reasonable best efforts to obtain FINRA’s pre-clearance or pre-approval of the Registration Statement and applicable Prospectus upon filing with the SEC;

(xiii)          provide a transfer agent and registrar (which may be the same entity) for all such Registrable Securities not later than the effective date of such Registration Statement;

(xiv)          in the case of an underwritten offering in which a Holder participates pursuant to a Demand Registration, a Piggyback Registration or a Shelf Registration, and to the extent not prohibited by applicable law, make reasonably available for inspection by the managing underwriter(s) of such underwritten offering pursuant to such Registration Statement and one law firm and one accounting firm acting for all such managing underwriter(s), pertinent corporate documents and financial and other records of the Company and its subsidiaries and controlled Affiliates, cause the Company’s officers, employees and independent accountants to supply information reasonably requested by such managing underwriter(s), law firm or accounting firm in connection with such registration or offering, make senior management of the Company and the Company’s independent accountants available for customary due diligence and request them to provide customary comfort letters to such underwriters in connection therewith and request the Company’s counsel to furnish customary legal opinions and disclosure letters to such underwriters in connection therewith; provided, however, that any Person gaining access to such records and other information or personnel of the Company pursuant to this Section 7(a)(xiv) shall (i) reasonably cooperate with the Company to limit any resulting disruption to the Company’s business and (ii) protect the confidentiality of any information regarding the Company which the Company determines in good faith to be confidential and of which determination such Person is notified, unless such information (A) is or becomes known to the public without a breach of this Agreement, (B) is or becomes available to such Person on a non-confidential basis from a source other than the Company, (C) is independently developed by such Person, (D) is requested or required by a deposition, interrogatory, request for information or documents by a Governmental Entity, subpoena or similar process or (E) is otherwise required to be disclosed by law;

(xv)          otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its shareholders, as soon as reasonably practicable, a consolidated earnings statement (in a form that satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 under the Securities Act or any successor rule thereto) covering the period of at least 12 months beginning with the first day of the Company’s first full fiscal year after the effective date of the applicable Registration Statement, which requirement shall be deemed satisfied if the Company timely files complete and accurate information on Forms 20-F and 6-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act or any successor rule thereto;

(xvi)          in the case of an underwritten offering in which a Holder participates pursuant to a Demand Registration, a Piggyback Registration or a Shelf Registration, promptly incorporate in a supplement to the Prospectus or a post-effective amendment to the Registration Statement such information as is reasonably requested by the managing underwriter(s) or any Holder participating in such underwritten offering to be included therein, the purchase price for the securities to be paid by the underwriters and any other applicable terms of such underwritten offering, and promptly make all required filings of such supplement or post-effective amendment; and

(xvii)          in the case of an underwritten offering in which a Holder participates pursuant to a Demand Registration, a Piggyback Registration or a Shelf Registration, enter into a customary underwriting agreement for offerings of that kind, containing such provisions (including provisions for indemnification, opinions of counsel and comfort letters) and take all such other customary and reasonable actions as the managing underwriters of such offering may reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including making members of senior management of the Company available at reasonable times and places to participate in “road shows” that the managing underwriter(s) determines are necessary to effect the offering).

For the avoidance of doubt, the provisions of clauses (v), (xii), (xiv), (xv), (xvi) and (xvii) of this Section 7 shall apply only in respect of an underwritten offering and only if the number of Registrable Securities to be sold in the offering would reasonably be expected to yield gross proceeds to the participating Holders(s) of at least $200,000,000 (based on the then-current market prices) in a Shelf Takedown pursuant to Section 2 or $750,000,000 (based on the then-current market prices) in a Demand Registration on Form F-1 pursuant to Section 3.

(b)          Each Holder participating in a registration shall furnish to the Company in writing such information regarding itself and the distribution proposed by it as is required for use in any such Registration Statement or Prospectus, including responses to questionnaires as are customary for similar transactions, and which the Company may reasonably request or as may be required by applicable securities laws and regulations, and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.  Each such Holder agrees to notify the Company as promptly as practicable of any inaccuracy or change in information previously furnished to the Company or of the happening of any event, in either case as a result of which any Prospectus contains an untrue statement of a material fact regarding the Holder or the distribution of such Registrable Securities or omits to state any material fact regarding the Holder or the distribution of such Registrable Securities required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and to furnish to the Company promptly any additional information required to correct and update any previously furnished information or required such that such Prospectus shall not contain, with respect to the Holder or the distribution of such Registrable Securities, an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c)          The Company may require each applicable Holder and each distributor of Registrable Securities as to which any registration is being effected to furnish to the Company information regarding such Person and the distribution of such securities as is required in connection with such registration.

(d)          Each Holder agrees by having its Ordinary Shares treated as Registrable Securities hereunder that, upon being advised in writing by the Company of the occurrence of an event pursuant to Section 7(a)(vi), such Holder will immediately discontinue (and direct any other Persons making offers and sales of Registrable Securities to immediately discontinue) offers and sales of Registrable Securities pursuant to any Registration Statement (other than those pursuant to a plan that is in effect prior to such time and that complies with Rule 10b5-1 of the Exchange Act) until it is advised in writing by the Company that the use of the Prospectus may be resumed and is furnished with a supplemented or amended Prospectus as contemplated by Section 7(a)(vi), and, if so directed by the Company, each Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice.

(e)          The Company may prepare and deliver an issuer free writing prospectus (as such term is defined in Rule 405 under the Securities Act) in lieu of any supplement to a Prospectus, and references herein to any “supplement” to a Prospectus shall include any such issuer free writing prospectus.  No Holder or any other seller of Registrable Securities may use a free writing prospectus to offer or sell any such shares unless it has been provided by the Company or unless the Holder has received the Company’s prior written consent.

(f)          It is understood and agreed that if, solely as a result of unresolved SEC comments, the Company has been unable to file and obtain, or maintain, effectiveness of a Registration Statement or any amendment or supplement thereto or to cause any such document to become or remain effective or usable within or for any particular period of time as provided in Section 2, Section 3 or this Section 7, the Company shall not be in breach of this Agreement; provided that the Company has used since the date of the first Request hereunder, and continues to use, its best efforts to resolve such unresolved SEC comments as promptly as is practicable.

(g)          It is further understood and agreed that the Company shall not have any obligations under this Section 7 at any time on or after the Termination Date, unless an underwritten offering initiated pursuant to this Agreement has been priced but not completed prior to the Termination Date, in which event the Company’s obligations under this Section 7 shall continue with respect to such offering until it is so completed (but not more than 120 days after the commencement of the offering).

Section 8.           Registration and Selling Expenses.

(a)          Subject to the remainder of this Section 8, the Company shall pay directly or, if incurred by any Holder, promptly reimburse to such Holder, the Registration Expenses applicable to the registration or sale by or for the benefit of such Holder of Registrable Securities.

(b)          Each Holder will bear the Selling Expenses to the extent they relate to a registration or sale in which such Holder participates and shall be borne by the relevant Holders pro rata on the basis of the number of Registrable Securities of such Holders to be registered and sold under the applicable Registration Statement.  Under no circumstances shall any Holder be liable to pay any Selling Expenses (or share thereof) to the extent they relate to a registration or sale of securities by the Company or another Person that is not a Holder.

(c)          The obligation of the Company to bear and pay for expenses of any registration proceeding under Section 8(a) shall apply irrespective of whether a registration, once properly demanded or requested, becomes effective or is withdrawn or suspended; provided that the Registration Expenses for any Registration Statement withdrawn solely at the request of one or more Holder(s) (unless withdrawn following commencement of a Suspension) shall be borne by such Holder(s).  If any Holders are required to pay Registration Expenses pursuant to the terms of this paragraph, such expenses shall be borne by the Holders in proportion to the number of Registrable Securities for which registration was requested by each such Holder.

Section 9.           Confidentiality.  Each Holder will, and will cause its officers, directors, employees, legal counsel, accountants, financial advisors and other agents and representatives to, hold in confidence any material nonpublic information received by them pursuant to this Agreement, including without limitation any Demand Registration Request made pursuant to Section 3(a), any written notice of the Company’s intention to effect a registration provided pursuant to Section 4(a), and any material nonpublic information included in any Registration Statement or Prospectus proposed to be filed with the SEC (until such Registration Statement or Prospectus has been filed) or provided pursuant to Section 7(a)(vii).  This Section 9 shall not apply to any information which (a) is or becomes generally available to the public, (b) was already in the Holder’s possession from a non-confidential source prior to its disclosure by the Company, (c) is or becomes available to the Holder on a non-confidential basis from a source other than the Company; provided that such source is not known by the Holder to be bound by confidentiality obligations or (d) is required to be disclosed by law.

Section 10.          Indemnification; Contribution.

(a)          The Company shall, to the fullest extent permitted by law, indemnify and hold harmless each Holder of Registrable Securities and any Person which is or might be deemed to be a “controlling person” of each Holder of Registrable Securities or any of its subsidiaries within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each such Person, a “Controlling Person”), and their respective directors, officers and employees (each of the foregoing, together with such Holders of Registrable Securities, a “Covered Person”) against any losses, claims, actions, damages, liabilities and expenses, joint or several, to which such Covered Person may become subject under the Securities Act, the Exchange Act, any state blue sky securities laws, any equivalent non-U.S. securities laws or otherwise, insofar as such losses, claims, actions, damages, liabilities or expenses arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in or incorporated by reference in any such Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendment thereof or supplement thereto or any document incorporated by reference therein, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Securities Act or any other similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to the Company and relating to any action or inaction required of the Company in connection with any registration of securities, and the Company shall reimburse such Covered Persons for any legal or other expenses reasonably incurred by such Covered Person in connection with investigating, defending or settling any such loss, claim, action, damage or liability; provided that the Company shall not be so liable in any such case to the extent that any loss, claim, action, damage, liability or expense arises out of or is based upon any such untrue statement or alleged untrue statement, or omission or alleged omission, made or incorporated by reference in any such Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendment thereof or supplement thereto or any document incorporated by reference therein in reliance upon, and in conformity with, written information prepared and furnished to the Company by such Covered Person expressly for use therein.  This indemnity shall be in addition to any liability the Company may otherwise have.

(b)          In connection with any registration in which a Holder of Registrable Securities is participating, each such Holder shall furnish to the Company in writing such information regarding itself as is required for use in any such Registration Statement or Prospectus and shall, to the fullest extent permitted by law, indemnify and hold harmless the Company, its directors and officers, employees, agents and any Person which is or might be deemed to be a Controlling Person against any losses, claims, actions, damages, liabilities and expenses, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act, any state blue sky securities laws, any equivalent non-U.S. securities laws or otherwise, insofar as such losses, claims, actions, damages, liabilities or expenses arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendment thereof or supplement thereto or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but, in the case of each of clauses (i) and (ii), only to the extent that such untrue statement or alleged untrue statement, or omission or alleged omission, is made in such Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendment thereof or supplement thereto in reliance upon, and in conformity with, written information prepared and furnished to the Company by such Holder expressly for use therein, and such Holder shall reimburse the Company, its directors and officers, employees, agents and any Person which is or might be deemed to be a Controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, action, damage or liability; provided that the obligation to indemnify pursuant to this Section 10(b) shall be individual and several, not joint and several, for each participating Holder and shall not exceed an amount equal to the net proceeds (after deducting any Selling Expenses paid by the participating Holders) actually received by such Holder in the sale of Registrable Securities to which such Registration Statement or Prospectus relates.  This indemnity shall be in addition to any liability which such Holder may otherwise have.

(c)          Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided that any failure or delay to so notify the indemnifying party shall not relieve the indemnifying party of its obligations hereunder, except to the extent that the indemnifying party is actually and materially prejudiced by reason of such failure or delay.  In case a claim or an action that is subject or potentially subject to indemnification hereunder is brought against an indemnified party, the indemnifying party shall be entitled to participate in and shall have the right, exercisable by giving written notice to the indemnified party as promptly as practicable after receipt of written notice from such indemnified party of such claim or action, to assume, at the indemnifying party’s expense, the defense of any such claim or action, with counsel reasonably acceptable to the indemnified party; provided that any indemnified party shall continue to be entitled to participate in the defense of such claim or action, with counsel of its own choice, but the indemnifying party shall not be obligated to reimburse the indemnified party for any fees, costs and expenses subsequently incurred by the indemnified party in connection with such defense unless (A) the indemnifying party has agreed in writing to pay such fees, costs and expenses, (B) the indemnifying party has failed to assume the defense of such claim or action within a reasonable time after receipt of notice of such claim or action, (C) having assumed the defense of such claim or action, the indemnifying party fails to employ counsel reasonably acceptable to the indemnified party or to pursue the defense of such claim or action in a reasonably vigorous manner, (D) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest or (E) the indemnified party has reasonably concluded that there may be one or more legal or equitable defenses available to it and/or other any other indemnified party which are different from or additional to those available to the indemnifying party.  Subject to the proviso in the foregoing sentence, no indemnifying party shall, in connection with any one claim or action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general circumstances or allegations, be liable for the fees, costs and expenses of more than one firm of attorneys (in addition to any local counsel) for all indemnified parties.  The indemnifying party shall not have the right to settle a claim or action for which any indemnified party is entitled to indemnification hereunder without the consent of the indemnified party, and the indemnifying party shall not consent to the entry of any judgment or enter into or agree to any settlement relating to such claim or action unless such judgment or settlement does not impose any admission of wrongdoing or ongoing obligations on any indemnified party and includes as an unconditional term thereof the giving by the claimant or plaintiff therein to such indemnified party, in form and substance reasonably satisfactory to such indemnified party, of a full and final release from all liability in respect of such claim or action.  The indemnifying party shall not be liable hereunder for any amount paid or payable or incurred pursuant to or in connection with any judgment entered or settlement effected with the consent of an indemnified party unless the indemnifying party has also consented to such judgment or settlement (such consent not to be unreasonably withheld, conditioned or delayed).

(d)          If the indemnification provided for in this Section 10 is held by a court of competent jurisdiction to be unavailable to, or unenforceable by, an indemnified party in respect of any loss, claim, action, damage, liability or expense referred to herein, then the applicable indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, action, damage, liability or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, in connection with the statements, omissions or violations which resulted in such loss, claim, action, damage, liability or expense as well as any other relevant equitable considerations.  The relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, whether the violation of the Securities Act or any other federal or state securities law or rule or regulation promulgated thereunder applicable to the Company and relating to any action or inaction required of the Company in connection with any registration of securities was perpetrated by the indemnifying party or the indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement, omission or violation.  The parties agree that it would not be just and equitable if contribution pursuant hereto were determined by pro rata allocation or by any other method or allocation that does not take into account the equitable considerations referred to in this Section 10(d).  In no event shall the amount which a Holder of Registrable Securities may be obligated to contribute pursuant to this Section 10(d) exceed an amount equal to the net proceeds (after deducting any Selling Expenses paid by the participating Holders) actually received by such Holder in the sale of Registrable Securities that gives rise to such obligation to contribute.  No indemnified party guilty or liable of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any Person which was not guilty of such fraudulent misrepresentation.

(e)          The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified Person or any officer, director or Controlling Person of such indemnified Person and shall survive the transfer of securities and the Termination Date but only with respect to offers and sales of Registrable Securities made before the Termination Date or during the period following the Termination Date referred to in Section 7(f).

Section 11.          Rule 144 Compliance.  With a view to making available to the Holders of Registrable Securities the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration, the Company shall:

(a)          make and keep public information available, as those terms are understood and defined in Rule 144;

(b)          use best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c)          furnish to any Holder of Registrable Securities, promptly upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act.

Section 12.          Transfers of Rights; Accession.  Any Restricted Shareholder, or, if a Restricted Shareholder (or any Permitted Transferee thereof) transfers any rights in its Restricted Shares to a Permitted Transferee properly in accordance with Article 7 of the Articles of Association, such Permitted Transferee, together with the Restricted Shareholder that initially made the transfer (or of its Successor) and all other such Permitted Transferees, shall also have the rights of a Holder under this Agreement, but only if such Restricted Shareholder or Permitted Transferee signs and delivers to the Company a written acknowledgement (in the counterparty form set out hereto as Exhibit A) that it has joined as a party to this Agreement and has assumed the rights and obligations of a Holder hereunder.  For the avoidance of doubt, the Company is not required to execute the acknolwedgment on the counterpart in order for it to take effect hereunder.  Notwithstanding any other provisions of this Agreement, no Person which acquires securities transferred in violation of the Articles of Association, or which acquires securities that are not or upon acquisition cease to be, Registrable Securities, shall have any rights under this Agreement with respect to such securities as a Holder or otherwise, and such securities shall not have the benefits afforded hereunder to Registrable Securities.

Section 13.          Miscellaneous.

(a)          No Inconsistent Agreements.  The Company represents and warrants that it has not entered into, and agrees that it will not enter into, any agreement with respect to its securities that violates or subordinates or is otherwise inconsistent with the rights granted to the Holders of Registrable Securities under this Agreement.

(b)          Successors and Assigns.  Neither this Agreement nor any right, benefit, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no effect, except that (i) the Company may assign this Agreement at any time in connection with a sale or acquisition of the Company, whether by merger, consolidation, sale of all or substantially all of the Company’s assets, or similar transaction, without the consent of the Holders; provided that the Successor or acquiring Person agrees in writing to assume all of the Company’s rights and obligations under this

Agreement or (ii) any assignment by a Holder to a Permitted Transferee in accordance with Section 12.

(c)          No Third Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their respective Successors and Permitted Transferees and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement; provided, however, that the parties hereto hereby acknowledge that the Persons set forth in Section 10 shall be express third-party beneficiaries of the obligations of the parties hereto set forth in Section 10 and that any Restricted Shareholder that is not a Holder is an express third-party beneficiary of its right to be notified under Section 4(f) and to accede hereto as a Holder as set forth in Section 12.

(d)          Remedies; Specific Performance.  In the event of a breach or a threatened breach by any party to this Agreement of its obligations under this Agreement, any party injured or to be injured by such breach shall be entitled to specific performance of its rights under this Agreement or to injunctive relief, in addition to being entitled to exercise all rights provided in this Agreement and granted by law, it being agreed by the parties that the remedy at law, including monetary damages, for breach of any such provision will be inadequate compensation for any loss and that any defense or objection in any action for specific performance or injunctive relief for which a remedy at law would be adequate is hereby waived.

(e)          No Waivers.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(f)          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.  THE COMPANY AND EACH HOLDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(g)          Jurisdiction and Venue.  The Company and each Holder hereby (i) irrevocably submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York solely for purposes of any legal action or proceeding arising out of or relating to this Agreement or, if the United States District Court for the Southern District of New York declines to accept jurisdiction over a particular matter, any federal or state court sitting in the Borough of Manhattan in the City of New York and (ii) irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any legal action or proceeding in any New York State court or United States federal court sitting in the Borough of Manhattan in the City of New York, and any claim that any such action or proceedings brought in any such court has been brought in an inconvenient forum.  The

Company and each Holder hereby agrees that a final judgment in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  To the extent that the Company or any Holder may in any jurisdiction claim for itself or its assets immunity (to the extent that any immunity may now or hereafter exist) from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process (whether through service or notice or otherwise), and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed), the Company and each Holder irrevocably agree not to claim, and irrevocably waive, such immunity to the full extent permitted by the laws of such jurisdiction.

(h)          Appointment of Agent for Service of Process.  By the execution and delivery of this Agreement, the Company hereby appoints Anheuser-Busch InBev Services, LLC as its agent upon which process may be served in any legal action or proceeding which may be instituted in any Federal or State court in the Borough of Manhattan, the City of New York, arising out of or relating to this Agreement, but for that purpose only.  Service of process upon such agent at the office of Anheuser-Busch InBev Services, LLC at 250 Park Avenue, New York, New York 10177, and written notice of said service to the Company servicing the same addressed as provided by Section 13(i), shall be deemed in every respect effective service of process upon the Company, respectively, in any such legal action or proceeding.  Such appointment shall be irrevocable so long as the Holders shall have any rights pursuant to the terms of this Agreement until the appointment of a successor by the Company and such successor’s acceptance of such appointment.  The Company further agrees to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of such agent or successor.

(i)          Notices.  Any notice, demand, request, waiver, or other communication under this Agreement shall be in writing and shall be deemed to have been duly given (x) on the date of service or sending, if personally served or sent by electronic mail or facsimile and (y) on the Business Day after such communication is delivered to an internationally recognized courier, if sent by such courier delivery service for next day delivery and addressed as follows:

If to the Company:

Brouwerijplein 1, 3000
Leuven, Belgium
Attention:          Lucas Lira
Phone:                +1 (212) 573-6524
E-Mail:                lucas.lira@ab-inbev.com

with a copy (which shall not constitute notice) to:

Attention:          Augusto Lima
Phone:                +1 (212) 503-2891
E-Mail:               augusto.lima@ab-inbev.com

and

Sullivan & Cromwell LLP
1 New Fetter Lane
London EC4A 1AN
Attention:          George H. White and John Horsfield-Bradbury
Phone:                +44 20 7959 8900
Facsimile:           +44 20 7959 8950
E-Mail:                whiteg@sullcrom and horsfieldbradburyj@sullcrom.com

If to a Holder, to such notification addresses or numbers as are is designated by such Holder in the counterpart to this Agreement in the form attached hereto as Exhibit A.

The Company may change its addresses and / or numbers for notices and other communications hereunder by notice to Holders party hereto at such time.  Any Holder may change its addresses and / or numbers for notices and other communications hereunder by notice to the Company.

(j)          Headings.  The headings and other captions in this Agreement are for convenience and reference only and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

(k)          Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be deemed an original instrument (including signatures delivered via facsimile or electronic mail) and all of which together shall constitute one and the same instrument.  The parties hereto may deliver this Agreement by facsimile or by electronic mail and each party shall be permitted to rely upon the signatures so transmitted to the same extent and effect as if they were original signatures.

(l)          Entire Agreement.  This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes and replaces all other prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof.

(m)          Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(n)          Amendments.  The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, without the prior written consent of the Company and each Holder affected thereby.

(o)          Further Assurances.  Each party to this Agreement shall cooperate and take such action as may be reasonably requested by another party to this Agreement in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

(p)          Termination.  This Agreement shall terminate with respect to any Holder upon the Termination Date; provided that the provisions of Section 8, Section 9, Section 10 and this Section 13 shall survive such termination.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

Anheuser-Busch InBev SA/NV

By:	/s/ Benoit Loore
Name:	Benoit Loore
Title:	Authorized Signatory

By:	/s/ Jan Vandermeersch
Name:	Jan Vandermeersch
Title:	Authorized Signatory

[Signature Page to Registration Rights Agreement]

Schedule 1— List of Holders

•	Altria Group, Inc.

•	Bevco Lux Sàrl

Exhibit A

Form of Counterpart

By acceding to this Agreement, the below named represents that it is a Restricted Shareholder (or a Permitted Transferee thereof).

Dated:

[NAME OF RESTRICTED SHAREHOLDER OR PERMITTED TRANSFEREE]

By:
Name:
Title:

Address for Notices
[—]
Attention:	[—]
Phone:	[—]
Facsimile:	[—]
E-Mail	[—]

with a copy (which shall not constitute notice) to:

[—]
Attention:	[—]
Phone:	[—]
Facsimile:	[—]
E-Mail	[—]

Acknowledged:

Anheuser-Busch InBev SA/NV

By:
Name:
Title:

By:
Name:
Title:

By acceding to this Agreement, the below named represents that it is a Restricted Shareholder (or a Permitted Transferee thereof).

Dated: October 10, 2016

Altria Group, Inc.

By:	/s/ William F. Gifford, Jr.
Name: William F. Gifford, Jr.
Title: Chief Financial Officer

Address for Notices
Altria Group, Inc. 6601 West Broad Street Richmond, VA 23230
Attention:	General Counsel
Phone:	+1 804 274 2000
Facsimile:	+1 804 484 8265
E-Mail	Denise.Keane@altria.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019
Attention:	Andrew J. Nussbaum
Phone:	+1 212 403 1000
Facsimile:	+1 212 403 2000
E-Mail	AJNussbaum@wlrk.com

Acknowledged:

Anheuser-Busch InBev SA/NV

By:	/s/ Benoit Loore
Name: Benoit Loore
Title: VP Corporate Governance
Assistant Corporate Secretary

By:	/s/ Jan Vandermeersch
Name: Jan Vandermeersch
Title: Global Legal Director Corporate

By acceding to this Agreement, the below named represents that it is a Restricted Shareholder (or a Permitted Transferee thereof).

Dated: October 14, 2016

BEVCO LUX S.À.R.L.

By:	/s/ Juan Carlos Garcia
Name: William F. Gifford, Jr.
Title: B Manager

By:	/s/ Valery Beuken
Name: Valery Beuken
Title: A Manager

Address for Notices
Bevco Lux S.à.r.l. 37A, Avenue JF Kennedy L-1855 Luxembourg
Attention:	Juan Carlos Garcia
E-Mail	ABInotifications@SNI-International.lu

with copies to:

E-mail:	CTCLtrusteenotifications@conyersdill.com

and

Quadrant Capital Advisors, Inc. 499 Park Avenue, 24th Floor New York, NY 10022, USA
Attention:	Juan Carlos Garcia
E-Mail	ABInotifications@SNI-International.lu

and

Simpson Thacher & Bartlett LLC 425 Lexington Avenue New York, New York 10017, USA
Attention:	David L. Williams
Phone:	+1 212-455-7433
Facsimile:	+1 212-455-2502
Email:	dwilliams@stblaw.com

Acknowledged:

Anheuser-Busch InBev SA/NV

By:	/s/ Benoit Loore
Name: Benoit Loore
Title: VP Corporate Governance
Assistant Corporate Secretary

By:	/s/ Jan Vandermeersch
Name: Jan Vandermeersch
Title: Global Legal Director Corporate